79665095.L

                          ACQUISITION AGREEMENT

               ACQUISITION AGREEMENT, dated as of April 20, 1994, between TOYS "R" US, INC., a Delaware corporation (the "Buyer"), and PETRIE STORES CORPORATION, a New York corporation (the
     "Seller").

               The Seller and its Subsidiaries currently hold, among other assets, an aggregate of 40,402,488 shares (the "Petrie Block Shares") of Common Stock, par value $.10 per share, of the Buyer ("Buyer Common Stock"). The Seller intends to cause all such Subsidiaries holding any Petrie Block Shares to transfer such Petrie Block Shares to the Seller (the "Petrie Stock Transfer") in a manner that will not give rise to the recognition of taxable income or gain to the Seller or any of its Subsidiaries under the Internal Revenue Code of 1986, as amended (the "Code"). In advance of the Acquisition (as defined below), the Seller intends to engage in the sale or other disposition (the "Disposition"), in the manner permitted by the Ruling Request and the Private Letter Ruling (as defined herein), through one or more asset or stock sale transactions, of all of the assets of the Seller and its Subsidiaries, other than the Petrie Block Shares and such cash or cash equivalents as the Seller desires to retain, first to an existing Subsidiary of the Seller ("PSC Holdings") and then to one or more other Persons (each, a "Petrie Business Acquiror"). The Disposition shall be subject to the liabilities of the Seller and its Subsidiaries, other than those liabilities expressly retained by the Seller and its Subsidiaries.

               Thereafter, pursuant to this Agreement, the Buyer and the Seller propose to effect a tax-free reorganization under
     Section 368(a)(1)(C) of the Code whereby the Seller will transfer to the Buyer, free and clear of all of the liabilities of the Seller and its Subsidiaries (the "Acquisition"), the following (the "Purchased Assets"): all of the Petrie Block Shares (or such lesser number as shall be permitted to be held by the Seller on the Closing Date pursuant to Section 8.5 below (the "Closing Date Petrie Block Shares")) and a portion of its cash, excluding amounts deposited in escrow. In consideration therefor, the Buyer will issue to the Seller a number of shares of Buyer Common Stock, to be determined as set forth in Section 3 below. The Seller will then dissolve (the "Dissolution") and, pursuant to the Dissolution, will distribute such shares of Buyer Common Stock to the holders of Common Stock, par value $1.00 per share, of the Seller ("Seller Common Stock"), subject to an escrow and other arrangements that adequately provide for the payment of all liabilities of the Seller and its Subsidiaries, as provided in
     Section 8.2 below.

               This Agreement is intended to constitute the plan of reorganization pursuant to which the reorganization under Section 368(a)(1)(C) of the Code will be effected.

               Concurrently with the execution and delivery of this Agreement, the individual named in the Disclosure Schedule (the "Named Party") owning beneficially 28,111,274 shares of Seller Common Stock, representing approximately 60% of the outstanding Seller Common Stock (approximately 54% on a fully diluted basis), has delivered to the Buyer a voting agreement and proxy (the "Voting Agreement and Proxy") pursuant to which he has agreed to vote such shares in favor of this Agreement and the transactions contemplated hereby.

               Accordingly, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the Buyer and the Seller hereby agree as follows:

               1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

               "Action" means any action, suit, claim or legal, administrative or arbitral proceeding or investigation by or before any Governmental Body.

               "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

               "BCL" means the Business Corporation Law of the State of New York, as amended.

               "Cash Cap Amount" means the lesser of (x) (A) the cash proceeds of the Disposition received or receivable by the Seller on or prior to the Closing Date less any Taxes paid or payable as a result of the Disposition and any out-of-pocket costs or expenses associated with planning, negotiating, preparing for and consummating the Transactions, including without limitation, legal, accounting, real estate advisory, financial advisory and investment banking fees and commissions, less (B) the cash proceeds of any sale of common stock of the Buyer (net of transaction fees and costs and Taxes payable with respect thereto) consummated by the Seller or any of its Subsidiaries on or after April 13, 1994 (the "Stock Sale Proceeds") to the extent the Stock Sale Proceeds exceeds $19,233,000 and (y) $250,000,000; provided, that if the amount referred to in clause (x) above shall be zero or less, then the Cash Cap Amount shall be zero.

               "Commission" means the Securities and Exchange
     Commission or any successor agency.

               "Condition of the Seller" means the business, assets, properties, results of operations or financial condition of the Seller and its Subsidiaries, taken as a whole.

               "Convertible Debentures" means the Seller's
     $124,942,000 in principal amount of Convertible Subordinated
     Debentures outstanding and due December 2010, which are convertible at any time prior to maturity into shares of Seller Common Stock at a conversion price of $22.125 per share and which may be redeemed at any time at the option of the Seller at scheduled redemption prices.

               "Designated Amount" means $115,000,000.

               "Disclosure Schedule" means the disclosure schedule setting forth certain information concerning the Seller delivered by the Seller to the Buyer on the date hereof.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "Governmental Body" means any government or political subdivision thereof, whether federal, state or local, domestic or foreign, or any agency or instrumentality of any such government or political subdivision, or any court, tribunal or arbitrator.

               "H-S-R Act" means the Hart-Scott-Rodino Antitrust
     Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

               "IRS" means the Internal Revenue Service or any successor agency.

               "Lien" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, encumbrance or other restriction or limitation.

               "Losses" means losses, liabilities, obligations, damages, deficiencies, demands, claims, actions, causes of action, judgments, Taxes, assessments, settlement costs, court costs or other costs or expenses (including, without limitation, interest, penalties, reasonable costs of investigation, discovery, case preparation, defense or appeal, expert witness fees and expenses and reasonable attorneys and paralegal fees and disbursements).

               "Market Value Per Share" means, for any trading day, the average of the high and low reported Consolidated Trading sales prices (regular way) on the New York Stock Exchange.

               "Permitted Shares" means a number of Petrie Block Shares equal to the lesser of (x) 4,000,000 shares and (y) the number of Petrie Block Shares in excess of which would interfere with the ability of the parties hereto to consummate the transactions contemplated hereby in a manner such that the consummation of the Petrie Stock Transfer, the Acquisition and the Dissolution will not give rise to the recognition of taxable income or gain to the Buyer, the Seller or any Subsidiary for Federal income tax purposes.

               "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

               "Petrie Business Indemnitors" means (a) PSC Holdings;
     (b) any Person to which assets of the Seller or its Subsidiaries are transferred by the Seller, or by PSC Holdings or their respective Subsidiaries, in the Disposition by way of asset sale, merger or otherwise; and (c) any Person holding assets of the Seller or its Subsidiaries or PSC Holdings or its Subsidiaries whose stock is sold in the Disposition by way of stock sale, merger or otherwise.

               "Registration Statement" means the registration statement of the Buyer on Form S-4 and the prospectus included therein for the registration under the Securities Act of shares of Buyer Common Stock constituting the Purchase Consideration.

               "Securities Act" means the Securities Act of 1933, as amended.

               "Subsidiary" means, with respect to any Person, any corporation at least a majority of whose outstanding voting securities, or any other Person at least a majority of whose total equity interest, is owned by such Person.

               "Tax" or "Taxes" means, with respect to any Person, a net income, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll, employment, environmental, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any jurisdiction or taxing authority (domestic or foreign) on such Person.

               "Termination Date" means January 28, 1995, unless (a) a Private Letter Ruling satisfying the conditions of Sections 9.2.3 and 9.3.3 shall not have been issued by the IRS on or before November 15, 1994 or (b) the Seller shall not have irrevocably waived, on or before November 15, 1994, any right to terminate this Agreement pursuant to Section 10.1.10 below, in either which event, the Termination Date shall be November 15, 1994.

               The following terms are defined in the corresponding Sections listed below:

     Term                                                     Section

     Acquisition . . . . . . . . . . . . . . . . . . . . .   Recitals
     Balance Sheet . . . . . . . . . . . . . . . . . . . .   6.5
     Balance Sheet Date  . . . . . . . . . . . . . . . . .   6.5
     Buyer . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
     Buyer Common Stock  . . . . . . . . . . . . . . . . .   Recitals
     Buyer Indemnification Agreement . . . . . . . . . . .   4(c)
     Cash Amount . . . . . . . . . . . . . . . . . . . . .   2
     Cash Shares . . . . . . . . . . . . . . . . . . . . .   3(a)
     CERCLA  . . . . . . . . . . . . . . . . . . . . . . .   6.8.4
     CERCLIS . . . . . . . . . . . . . . . . . . . . . . .   6.8.4
     Closing . . . . . . . . . . . . . . . . . . . . . . .   2
     Closing Date  . . . . . . . . . . . . . . . . . . . .   5
     Closing Date Petrie Block Shares  . . . . . . . . . .   Recitals
     Code  . . . . . . . . . . . . . . . . . . . . . . . .   Recitals
     Disposition . . . . . . . . . . . . . . . . . . . . .   Recitals
     Dissolution . . . . . . . . . . . . . . . . . . . . .   Recitals
     Escrow Amount . . . . . . . . . . . . . . . . . . . .   8.2.1
     Exchange Shares . . . . . . . . . . . . . . . . . . .   3(a)
     Form 10-Qs  . . . . . . . . . . . . . . . . . . . . .   6.5
     Hazardous Substance . . . . . . . . . . . . . . . . .   6.8.2
     Named Party . . . . . . . . . . . . . . . . . . . . .   Recitals
     NPL   . . . . . . . . . . . . . . . . . . . . . . . .   6.8.4
     Other Buyer Filings . . . . . . . . . . . . . . . . .   8.8
     Other Seller Filings  . . . . . . . . . . . . . . . .   8.6
     Petrie Block Shares . . . . . . . . . . . . . . . . .   Recitals
     Petrie Business Acquiror  . . . . . . . . . . . . . .   Recitals
     Petrie Stock Transfer . . . . . . . . . . . . . . . .   Recitals
     Private Letter Ruling . . . . . . . . . . . . . . . .   9.2.3
     Proxy Statement . . . . . . . . . . . . . . . . . . .   8.6
     PSC Holdings  . . . . . . . . . . . . . . . . . . . .   Recitals
     Purchase Consideration  . . . . . . . . . . . . . . .   3(a)
     Purchased Assets  . . . . . . . . . . . . . . . . . .   Recitals
     Release . . . . . . . . . . . . . . . . . . . . . . .   6.8.2
     Requirements of Law . . . . . . . . . . . . . . . . .   6.8.1
     Ruling Request  . . . . . . . . . . . . . . . . . . .   8.4
     Seller  . . . . . . . . . . . . . . . . . . . . . . .   Recitals
     Seller Common Stock . . . . . . . . . . . . . . . . .   Recitals
     Seller Financial Statements . . . . . . . . . . . . .   6.5
     Seller Indemnification Agreement  . . . . . . . . . .   4(b)
     Shareholders Meeting  . . . . . . . . . . . . . . . .   8.7
     Transactions  . . . . . . . . . . . . . . . . . . . .   6.2.1
     Unaudited 1994 Financial Statements . . . . . . . . .   6.5
     Valuation Period  . . . . . . . . . . . . . . . . . .   3(a)
     Voting Agreement and Proxy  . . . . . . . . . . . . .   Recitals

               2.    Sale of Assets.  At the closing provided for in
     Section 5 below (the "Closing"), the Seller shall sell, assign, transfer and deliver to the Buyer the Purchased Assets, constituting all or substantially all of the assets of the Seller on the Closing Date, by (i) delivery of stock certificates representing the Closing Date Petrie Block Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and with all appropriate stock transfer stamps affixed, if any such stamps are required under applicable law, and (ii) wire transfer of immediately available funds to an account designated by the Buyer of an amount of cash not to exceed the Cash Cap Amount, such amount to be designated by the Seller, after provision for all liabilities of the Seller and its Subsidiaries as described in Section 8.2 below, in a notice to the Buyer delivered at least 7 business days prior to the Closing Date (the "Cash Amount").

               3. Purchase Consideration. (a) The aggregate consideration for the Purchased Assets (the "Purchase Consideration") shall be composed of shares of Buyer Common Stock equal in number to the "Exchange Shares" plus the "Cash Shares." "Exchange Shares" means a number equal to: (i)(A) the product of Closing Date Petrie Block Shares and the average of the Market Value Per Share of Buyer Common Stock on the ten trading days next preceding the trading day immediately prior to the date hereof minus (B) the Designated Amount, divided by (ii) such Market Value Per Share; provided, however, that the number of Closing Date Petrie Block Shares and the Market Value Per Share shall be adjusted appropriately if prior to the Closing Date there is a change in the number of shares of Buyer Common Stock held by the Seller or a change in the class of shares of Buyer Common Stock held by the Seller, in each case, to the extent attributable to the declaration of any stock dividend, stock split, recapitalization, reclassification, combination or similar event. "Cash Shares" means a number equal to (x) the Cash Amount, divided by (y) the average of the Market Value Per Share of Buyer Common Stock on the ten trading days next preceding the second trading day prior to the Closing Date (the "Valuation Period").

               (b) At the Closing, the Buyer shall deliver to the Seller, subject to Section 8.2 below, stock certificates representing the Purchase Consideration, duly registered in the name of the Seller (or its designees). All shares of Buyer Common Stock delivered as Purchase Consideration shall be duly authorized, fully paid and non-assessable and free of preemptive rights.

               4.    No Assumption of Liabilities; Indemnification.
     (a) Anything in this Agreement to the contrary notwithstanding, the Buyer shall not assume, or in any way be liable or responsible for, any liabilities or obligations of the Seller whatsoever. Without limiting the generality of the foregoing, the Buyer shall not assume (i) any liability or obligation of the Seller arising out of or in connection with the negotiation and preparation of this Agreement or the consummation and performance of the transactions contemplated hereby, including, without limitation, any liability relating to Taxes so arising; (ii) any liability or obligation under contracts and other agreements to which the Seller is a party or by or to which it or its assets, properties or rights are bound or subject; (iii) any liability or obligation to trade or other creditors or customers of the Seller; (iv) any liability or obligation of the Seller or any shareholder of the Seller for any Taxes; or (v) any liability or obligation of the Seller with respect to any violation by the Seller or any of its Subsidiaries of any Requirements of Law.

               (b) At the Closing, each of the Seller and its Subsidiaries shall, and the Seller shall use its reasonable best efforts to cause each Petrie Business Indemnitor to, execute and deliver to the Buyer an indemnification agreement (the "Seller Indemnification Agreement") substantially in the form of Exhibit A hereto.

               (c) At the Closing, the Buyer shall execute and deliver to the Seller and each Petrie Business Indemnitor that executes and delivers the Seller Indemnification Agreement an indemnification agreement (the "Buyer Indemnification Agreement") substantially in the form of Exhibit B hereto.

               5. Closing. The Closing of the sale and purchase of the Purchased Assets shall take place at the offices of Schulte Roth & Zabel, 900 Third Avenue, New York, New York 10022, at 10:00 A.M., local time, on a business day within 10 business days after satisfaction or waiver of each of the conditions set forth in Section 9 below, such business day to be mutually agreed by the Buyer and the Seller (subject to reasonable delay of the closing date by either party, but not to a date later than the Termination Date), or at such other place, at such other time or on such other date as the Buyer and the Seller mutually agree in writing. The date upon which the Closing occurs is herein called the "Closing Date."

               6. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

               6.1 Organization. The Seller is a corporation organized, existing and in good standing under the laws of the State of New York and has the requisite corporate power to own its properties and carry on its business as now conducted.

               6.2   Authority Relative to the Agreements.

                     6.2.1 The Seller has the requisite corporate power and authority to enter into this Agreement and the Seller Indemnification Agreement and to engage in the Acquisition, the Petrie Stock Transfer, the Disposition and the Dissolution (collectively, the "Transactions") and otherwise perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Seller Indemnification Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Seller and, except for the approval of its shareholders as set forth in Section 8.7 below, no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement, the Seller Indemnification Agreement, the Transactions or the other transactions contemplated hereby or thereby; provided, that the Seller's Board of Directors has not approved any particular form or terms of the Disposition or the Dissolution. This Agreement has been duly executed and delivered by the Seller. This Agreement constitutes, and the Seller Indemnification Agreement will, upon its execution, constitute, a valid and binding obligation of the Seller enforceable against it in accordance with its terms.

                     6.2.2 Except as set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement or the Seller Indemnification Agreement by the Seller, nor the consummation of the transactions contemplated hereby or thereby nor compliance by the Seller with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of
     (x) its charter or by-laws or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which it is a party or to which it or any of its properties or assets may be subject, except for violations, conflicts, breaches, defaults or similar matters under agreements providing for the lease by the Seller or any of its Subsidiaries of real or personal property or (ii) subject to compliance with the statutes and regulations referred to in
     Section 6.2.3 below, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or its Subsidiaries or any of their respective properties or assets, except in the case of clauses (i)(y) and (ii) above for violations, breaches and defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of the Seller to consummate the Transactions or the other transactions contemplated hereby or on the Buyer; provided, however, that the foregoing exception shall not limit the rights of the Buyer and its Affiliates under the Seller Indemnification Agreement.

                     6.2.3 Except as set forth in the Disclosure Schedule, other than compliance with (i) the Exchange Act,
     (ii) the Securities Act, (iii) applicable bulk transfer laws,
     (iv) the H-S-R Act, and (v) Article 10 of the BCL, no notice to, filing with, or authorization, consent or approval of, any Governmental Body is necessary for the consummation by the Seller of the Transactions or the other transactions contemplated by this Agreement or the Seller Indemnification Agreement.

               6.3 Board Recommendation. The Board of Directors of the Seller has, by resolutions duly adopted by a vote at a meeting of such Board duly held on April 20, 1994, approved and adopted this Agreement, the Seller Indemnification Agreement, the Transactions and the other transactions contemplated herein and therein on the terms and conditions set forth herein, and has recommended that holders of shares of Seller Common Stock approve this Agreement, the Seller Indemnification Agreement, the Transactions and the other transactions contemplated hereby and thereby; provided, that the Seller's Board of Directors has not approved any particular form or terms of the Disposition or the Dissolution.

               6.4 Title to Petrie Block Shares. The Seller and its Subsidiaries own in the aggregate beneficially and of record, and have the power and authority to convey, free and clear of any Lien, the Petrie Block Shares, and, upon delivery of and payment on the Closing Date for the Closing Date Petrie Block Shares as herein provided, the Seller will convey to the Buyer good and valid title to such Closing Date Petrie Block Shares, free and clear of any Lien.

               6.5 Commission Filings; Financial Statements. The Seller has heretofore delivered to the Buyer its (i) Annual Report on Form 10-K for the fiscal years ended January 30, 1993, February 1, 1992 and February 2, 1991, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q for the quarters ended October 30, 1993, July 31, 1993 (as amended) and May 1, 1993 (as amended) (collectively, the "Form 10-Qs"), and (iii) proxy statements relating to all meetings of the Seller's shareholders (whether annual or special) since December 31, 1992,
     (iv) all other reports (including any Form 8-K's) or registration statements filed by the Seller with the Commission since
     December 31, 1992, and (v) the unaudited consolidated balance sheet and related unaudited consolidated statements of income and cash flows of the Seller and its Subsidiaries at January 29, 1994 and for year then ended (the "Unaudited 1994 Financial Statements"). As of their respective dates, such reports and registration statements (including all exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as applicable, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Seller and its Subsidiaries included or incorporated by reference in the Form 10-Qs, such other reports and the Unaudited 1994 Financial Statements (collectively, the "Seller Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Seller and its Subsidiaries as of the dates thereof and the results of their operations and changes in their financial position for the periods then ended, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements (other than the Unaudited 1994 Financial Statements), to normal year-end adjustments and any other adjustments described therein. The consolidated balance sheet of the Seller and its Subsidiaries as at January 29, 1994, is referred to as the "Balance Sheet," and January 29, 1994, is referred to as the "Balance Sheet Date."

               6.6 No Undisclosed Liabilities. At the Balance Sheet Date, the Seller and its Subsidiaries taken as a whole did not have any direct or indirect liabilities or obligations, secured or unsecured, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise, not reflected, reserved against or disclosed in the Balance Sheet or in the footnotes thereto which were required to be reflected, reserved against or disclosed therein in accordance with generally accepted accounting principles. Since the Balance Sheet Date, except as disclosed in the Unaudited 1994 Financial Statements or the Disclosure Schedule, neither the Seller nor any of its Subsidiaries has incurred any liabilities or obligations other than (i) in the ordinary course of business, (ii) those contained in the agreements entered into or to be entered into in connection with the Transactions or incurred in connection with consummating the Transactions or (iii) in amounts that, individually or in the aggregate, are not material to the Condition of the Seller or its ability to consummate the Transactions or the other transactions contemplated hereby or to the Buyer, in relation to the Designated Amount; provided, however, that the foregoing exceptions shall not limit the rights of the Buyer and its Affiliates under the Seller Indemnification Agreement.

               6.7 Litigation. Except as set forth in the Disclosure Schedule, there is no Action pending or, to the Seller's knowledge, threatened against or involving the Seller or any of its Subsidiaries, or any of its properties or rights, and neither the Seller nor any of its Subsidiaries is subject to any order, writ, injunction or decree, which, in each case, is reasonably likely (i) to have a material adverse effect on the Condition of the Seller or its ability to consummate the Transactions or the other transactions contemplated hereby or
     (ii) to be material to the Buyer, in relation to the Designated
     Amount.

               6.8   Regulatory and Environmental Compliance.

                     6.8.1 The Seller and each of its Subsidiaries have conducted their respective businesses so as to comply with all applicable Requirements of Law relating to the operations, conduct or ownership of the property or business of the Seller or any Subsidiary, the failure to comply with which would, individually or in the aggregate, have a material adverse effect on the Condition of the Seller. "Requirements of Law" means (i) the charter or by-laws or other organizational or governing documents of the Seller, or (ii) any statute, law (including common law), treaty, rule, regulation or ordinance (including, without limitation, environmental, pollution control, occupational health and safety and food and drug regulations) or permit or any judgment, decree, injunction, order or legally binding determination of any Governmental Body applicable to the Seller or any of its Subsidiaries existing as of the date hereof.

                     6.8.2 No notice, written notification (and, to the Seller's knowledge, no oral notification or notice), demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed which has not been paid, and no written notice (and, to the Seller's knowledge, no oral notification or notice) has been received by the Seller or any of its Subsidiaries that any investigation or review is pending or threatened by any Governmental Body or other Person, with respect to any alleged violation by the Seller or any of its Subsidiaries of any Requirements of Law, with respect to any generation, treatment, storage, recycling, transportation or disposal or release, as defined in 42 USC SECTION 9601(22), including into an indoor environment ("Release"), of any toxic, caustic or otherwise hazardous substance including asbestos, petroleum, its derivatives, by-products and other hydrocarbons, regulated under federal, state or local environmental statutes, ordinances, rules, regulations or orders ("Hazardous Substance").

                     6.8.3   No Hazardous Substance is present in
     violation of any Requirements of Law at any property now owned or leased by the Seller or any of its Subsidiaries, and no Hazardous Substance resulting from the Seller's or any of its Subsidiaries' operations is present in violation of any Requirements of Law at any property formerly owned or leased by the Seller or any of its Subsidiaries. There are no underground storage tanks for Hazardous Substances present in violation of any Requirements of Law at any property now owned or leased by the Seller or any of its Subsidiaries or, on any property previously owned or leased by the Seller or any of its Subsidiaries, with respect to which the Seller or any such Subsidiary may have liability. There has been no Release of any Hazardous Substance, and no Hazardous Substance is present, in a reportable or threshold quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by the Seller or any of its Subsidiaries, except for Releases in such quantities that have been reported and for which all Requirements of Law have been satisfied.

                     6.8.4 To the Seller's knowledge, neither the Seller nor any of its Subsidiaries has transported or arranged for the transportation, directly or indirectly, of any hazardous waste (as defined under applicable Federal or state law) to any location which is listed or proposed for listing on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or on any similar state list, which is the subject of federal, state or local enforcement actions or other investigations which may reasonably be expected to lead to claims against the Seller or any of its Subsidiaries for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                     6.8.5 Except as set forth in the Disclosure Schedule, no oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Seller or any of its Subsidiaries and no property now or, to the Seller's knowledge, previously owned or leased by the Seller or any of its Subsidiaries is listed or, to the Seller's knowledge, proposed for listing, on the NPL, on CERCLIS or any similar state list of sites requiring investigation or clean-up.

                     6.8.6 There are no environmental Liens on any of the real property or other properties owned or leased by the Seller or any of its Subsidiaries, and neither the Seller nor any of its Subsidiaries has been notified of any governmental actions that have been taken or are in process which could subject any of such properties to such Liens and neither the Seller nor any of its Subsidiaries are required to place any notice or restriction relating to the presence of Hazardous Substances at any property owned by any of them in any deed to such property.

                     6.8.7 To the Seller's knowledge, except as set forth in the Disclosure Schedule, there is no fact, circumstance or condition of or concerning any property now or previously owned or leased by the Seller or any of its Subsidiaries that is reasonably likely to result in any material liability to the Seller, any of its Subsidiaries or the Buyer (in relation to the Designated Amount) under or based on any Requirements of Law.

               6.9 Brokers. Other than as previously disclosed to the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Acquisition or the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

               6.10 Ruling Request. All representations and statements of fact included in the Ruling Request (and any supplements, additions or exhibits thereto), to the extent that they relate to the Seller or its Subsidiaries, any Petrie Business Acquiror or the Named Party are true, complete and accurate in all material respects.

               6.11 Disclosure. No written statement, certificate, schedule, list or other written information furnished by or on behalf of the Seller to the Buyer contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

               7.    Representations and Warranties of the Buyer.
     The Buyer represents and warrants to the Seller as follows:

               7.1 Organization. The Buyer is a corporation organized, existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted.

               7.2   Authority Relative to this Agreement.

                     7.2.1 The Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Buyer, and no other corporate proceeding on the part of the Buyer is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes, and the Buyer Indemnification Agreement will, upon its execution, constitute, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

                     7.2.2 Neither the execution and delivery of this Agreement or the Buyer Indemnification Agreement by the Buyer nor the consummation of the transactions contemplated hereby nor compliance by the Buyer with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, any of the terms, conditions or provisions of (x) the Certificate of Incorporation or By-Laws of the Buyer or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party, or to which it, or any of its properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 7.2.3 below, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets, except in the case of clauses (i)(y) and (ii) above for violations, breaches and defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the Transactions or the other transactions contemplated hereby.

                     7.2.3 Other than compliance with the H-S-R Act and the Securities Act, no notice to, filing with, or authorization, consent or approval of, any Governmental Body is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement and the Buyer Indemnification Agreement.

               7.3 Buyer Common Stock. The shares of Buyer Common Stock constituting the Purchase Consideration, when issued and delivered as consideration for the Purchased Assets pursuant to the terms hereof, will be validly issued and outstanding, fully paid and nonassessable, and the issuance of such shares is not and will not be subject to preemptive rights of any securityholder of the Buyer.

               7.4 Brokers. Other than as previously disclosed to the Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Acquisition or the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

               7.5 Ruling Request. All representations and statements of fact included in the Ruling Request (and any supplements, additions or exhibits thereto), to the extent that they relate to the Buyer, are true, complete and accurate in all material respects.

               8.    Covenants and Agreements.  The Buyer and the
     Seller covenant and agree as follows:

               8.1 Conduct of Business. From the date hereof through the Closing Date, unless the Buyer shall otherwise agree in writing or as otherwise expressly contemplated hereby, neither the Seller nor any of its Subsidiaries shall, directly or indirectly, take (or agree, in writing or otherwise, to take) any action, including without limitation, any acquisition (by merger, consolidation, or acquisition of stock or assets) of any other Person, or any investment either by purchase of stock or securities, contributions to capital (other than to wholly-owned Subsidiaries), property transfer, or, except in the ordinary course, purchase of any property or assets of any other Person, or the incurrence of any indebtedness for money borrowed or the issuance of any debt securities or the assumption or guarantee of any of the foregoing, except short-term indebtedness incurred in the ordinary course of business and consistent with past practices, (i) which would make any representation or warranty in
     Section 6 hereof untrue or incorrect in any material respect,
     (ii) which materially impairs the Seller's ability to satisfy any of the conditions set forth in Section 9.1 or 9.3 below or has the effect of preventing or disabling the Seller from performing its obligations under this Agreement, (iii) which diminishes the number of shares of Buyer Common Stock held by the Seller or its Subsidiaries as of the date hereof by an amount greater than the number of Permitted Shares or (iv) which could reasonably result in preventing the consummation of the Transactions or the other transactions contemplated hereby.

               8.2   The Petrie Stock Transfer; the Disposition; the
     Dissolution.

                     8.2.1 Prior to the Closing Date, the Seller will consummate the Petrie Stock Transfer in a manner that will not give rise to the recognition of taxable income or gain to the Seller or any of its Subsidiaries for Federal income tax purposes. In addition, prior to the Closing Date, the Seller shall use all commercially reasonable efforts to consummate the Disposition in the manner set forth (x) in the Ruling Request or in any manner set forth in a supplement to the Ruling Request and
     (y) in the Private Letter Ruling, except to the extent the Buyer concludes in good faith that the manner set forth in such supplement may result in the Buyer incurring liabilities or obligations. In any case, the parties intend that the Disposition will not create, give rise to or result in any liability or obligation to the Buyer. In that regard, the Seller, on or prior to the Closing Date, (i) will cause to be paid or satisfied any of its or its Subsidiaries' liabilities that become due on or prior to the Closing Date, and (ii) will establish an escrow and trust containing cash (or, to the extent, the Seller's available cash shall be insufficient, shares of Buyer Common Stock received as Purchase Consideration) and, to the extent determined by the Seller, other assets in an amount (the "Escrow Amount") reasonably believed by the Board of Directors of the Seller to satisfy the requirements of the BCL and be sufficient to pay or adequately provide for any known, actual or contingent liabilities or obligations of the Seller or its Subsidiaries, or arising out of the Transactions that may be asserted against the Seller, its Subsidiaries, such escrow and trust or the Buyer. Written notice of a preliminary estimate of the Escrow Amount made by the Seller in good faith shall be delivered to the Buyer at least 45 days prior to the Closing Date. Written notice of the determination of the Escrow Amount by the Seller's Board of Directors and the terms thereof, including copies of the minutes of any meetings or any consents related thereto, shall be delivered to the Buyer at least 5 business days prior to the Closing Date.

                     8.2.2 The foregoing escrow and trust shall be established with an independent third party escrow agent reasonably acceptable to the Buyer pursuant to an escrow agreement and trust agreement, in form and substance reasonably acceptable to the Buyer, which agreements shall include provisions entitling the Buyer to receive payment thereunder. The liabilities to be provided for in the escrow and trust will include, without limitation, liabilities (if any) under contracts, leases or other agreements, liability (if any) to trade and other creditors, liability (if any) to dissenting shareholders of the Seller, any liability (including legal fees and disbursements) related to any Actions arising from the transactions contemplated hereby or relating to any assertion of liability provided for in this Section 8.2, environmental liabilities (if any), indebtedness for money borrowed (if any) and the fees and expenses of consummating the transactions contemplated hereby. Such escrow agreement shall provide that any tax imposed with respect to such escrow arrangement or the earnings with respect to amounts contained in such escrow shall be paid with funds withdrawn from such escrow.

                     8.2.3 Subsequent to the Acquisition, the Seller will consummate the Dissolution, pursuant to which it will distribute the shares of Buyer Common Stock received as Purchase Consideration (other than shares subject to escrow as provided above) to the holders of Seller Common Stock.

               8.3 Call of Convertible Debentures. Prior to the Closing Date, the Seller will call for redemption all outstanding Convertible Debentures and, on or prior to the Closing Date, cause all such Convertible Debentures to be redeemed or converted into Seller Common Stock pursuant to the terms thereof.

               8.4 Ruling Request. The Seller and the Buyer shall promptly submit to the IRS a joint request for a Private Letter Ruling, in a form to be agreed by the Seller and the Buyer, requesting the IRS to rule that the Petrie Stock Transfer does not give rise to the recognition of taxable income or gain to the Seller or any Subsidiary thereof or the Buyer or any Subsidiary thereof, and that the Acquisition and the Dissolution qualify as a reorganization under Section 368(a)(1)(C) of the Code (the "Ruling Request"), and, accordingly, no gain or loss will be recognized by shareholders of the Seller by reason of receipt of Buyer Common Stock in exchange for their Seller Common Stock.
     The Seller and the Buyer shall each (i) notify the other promptly of the receipt of any communications from the IRS regarding such request, (ii) participate in any discussions with the IRS related thereto, and (iii) provide the other with draft copies of all submissions proposed to be made in connection with such request sufficiently in advance so as to provide the other with an adequate opportunity to review and comment on such submissions.

               8.5 Agreement Not to Sell Petrie Block Shares. The Seller hereby covenants and agrees that the Seller will not:

                     (i) directly or indirectly, sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber the Petrie Block Shares, or enter into any contract, option, agreement or the arrangement with respect to the foregoing; provided, that the Seller may (A) sell or otherwise dispose of a number of Petrie Block Shares equal to the number of Permitted Shares, so long as (x) any such sale or disposition is made for a purpose of which the Buyer is given prior written notice, (y) any such sale or disposition is not made during the 10 trading days immediately preceding the commencement of, or during, the Valuation Period and (z) prompt notice of the consummation of such sale or disposition is given to the Buyer; and (B) pledge pursuant to a pledge agreement delivered to the Buyer promptly upon the execution and delivery thereof any Petrie Block Shares in one or more bona fide loan transactions for the purpose of financing the Seller's working capital and capital expenditures in the ordinary course of business so long as the aggregate outstanding amount secured by such pledges does not, at any time, exceed $175,000,000 (and upon foreclosure on any Petrie Block Shares so pledged, the number of Petrie Block Shares so foreclosed upon shall be taken into account in determining compliance with clause (A) above);

                         (ii)     directly or indirectly, solicit,
     encourage, participate in or initiate discussions or negotiations with, or provide information to, any Person other than the Buyer or any Affiliate or representative of the Buyer, concerning any direct or indirect sale or other disposition of the Petrie Block Shares, except as permitted above; or

                        (iii) purchase any additional shares of Buyer Common Stock.

               8.6 Proxy Statement; Other Seller Filings. As promptly as practicable after the date hereof, the Seller shall prepare and file with the Commission under the Exchange Act, and shall use all reasonable efforts to have cleared by the Commission, and promptly thereafter shall mail to its shareholders, a proxy statement and form of proxy with respect to the Shareholders Meeting. "Proxy Statement" means such proxy statement and form of proxy at the time it is initially mailed to the Seller's shareholders and all amendments or supplements thereto, if any, similarly filed and mailed. As soon as practicable after the date of this Agreement, the Seller shall promptly prepare and file any other filings required to be filed by the Seller under the Exchange Act, Securities Act or any other federal or state securities laws relating to the Acquisition and the transactions contemplated herein ("Other Seller Filings"). The Seller shall notify the Buyer promptly of the receipt of any comments of the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or by any other governmental official with respect to any Other Seller Filing or for additional information and will supply the Buyer with copies of all correspondence with respect to the Proxy Statement and any Other Seller Filings. Each of the Seller and the Buyer shall use its best efforts to obtain and furnish the information required to be included in the Proxy Statement and any Other Seller Filing. The Seller, after consultation with the Buyer, shall use its best efforts to respond promptly to any comments made by the Commission with respect to the Proxy Statement and any Other Seller Filing and any preliminary version thereof and cause the Proxy Statement and related form of proxy to be mailed to the shareholders of the Seller at the earliest practicable time. The Seller shall bear the costs and expenses of printing and distributing the Proxy Statement and related form of proxy (which will include the prospectus included in the Registration Statement) to the Seller's shareholders, provided, that the Buyer shall be responsible for any Commission or state blue sky filing or similar fees relating to the Registration Statement, subject to Section 8.9 below. The Seller shall notify the Buyer of its intention to mail the Proxy Statement to the shareholders of the Seller at least 48 hours prior to the intended time of such mailing. The information provided and to be provided by the Seller and the Buyer, respectively, for use in the Proxy Statement and any Other Seller Filings shall, on the date the Proxy Statement is first mailed to the Seller's shareholders or any Other Seller Filing is filed with the appropriate Governmental Body and in each case on the date of the Shareholders Meeting, be true and correct in all material respects and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and each of the Seller and the Buyer agree to correct any such information provided by it for use in the Proxy Statement or any Other Seller Filing which shall have become false or misleading. The Proxy Statement and any Other Seller Filing, when filed with the appropriate Governmental Body, shall comply as to form in all material respects with all applicable requirements of law.

               8.7 Meeting of Shareholders. The Seller shall take all action necessary, in accordance with the BCL and its Certificate of Incorporation and By-Laws, to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the Acquisition and the transactions contemplated hereby (such meeting and any adjournment or postponement thereof is referred to as the "Shareholders Meeting"). The Proxy Statement shall contain the determinations and recommendations of the Board of Directors of the Seller as to the Acquisition and the transactions contemplated hereby, provided, that the Seller's Board of Directors need not approve or recommend any particular form or terms of the Disposition. The Seller shall use its best efforts to solicit from holders of shares of Seller Common Stock proxies in favor of approval of the Acquisition and the transactions contemplated hereby and to take all other action necessary or, in the reasonable judgment of the Buyer, helpful to secure the vote of holders of shares of Seller Common Stock required by law to effect the Acquisition and the transactions contemplated hereby.

               8.8 Registration Statement; Other Buyer Filings. As promptly as practicable after the date hereof, the Buyer shall prepare and file the Registration Statement with the Commission under the Securities Act and shall use all reasonable efforts to cause the Registration Statement to be declared effective by the Commission. As soon as practicable after the date of this Agreement, the Buyer shall promptly prepare and file any other filings required to be filed by the Buyer under the Securities Act or any other federal or state securities laws relating to the Acquisition and the transactions contemplated herein ("Other Buyer Filings"). The Buyer shall notify the Seller promptly of the receipt of any comments of the Commission and of any request by the Commission for amendments or supplements to the Registration Statement or by any other governmental official with respect to any Other Buyer Filing or for additional information and will supply the Seller with copies of all correspondence with respect to the Registration Statement and any Other Buyer Filings. Each of the Seller and the Buyer shall use its best efforts to obtain and furnish the information required to be included in the Registration Statement and any Other Buyer Filing. The Buyer, after consultation with the Seller, shall use its best efforts to respond promptly to any comments made by the Commission with respect to the Registration Statement and any Other Buyer Filing and any preliminary version thereof. The information provided and to be provided by the Seller and the Buyer, respectively, for use in the Registration Statement and any Other Buyer Filings shall, on the date the prospectus included in the Registration Statement is first mailed to shareholders by the Seller as part of the Proxy Statement or any Other Buyer Filing is filed with the appropriate Governmental Body and, in each case, on the date of the Shareholders Meeting, be true and correct in all material respects and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and each of the Buyer and the Seller agree to correct any such information provided by it for use in the Registration Statement or any Other Buyer Filing which shall have become false or misleading. The Registration Statement and any Other Buyer Filing, when filed with the appropriate Governmental Body, shall comply as to form in all material respects with all applicable requirements of law.

               8.9 Fees and Expenses. If this Agreement or the transactions contemplated hereby are abandoned or terminated for any reason (other than pursuant to Section 10.1.8 or other than solely as a result of the failure to satisfy one or more of the conditions set forth in (a) Section 9.2.1 or 9.2.2 or (b) Section
     9.2.3 or 9.3.3 solely as a result of the Buyer's refusal to comply with Section 8.10(iv) below), the Seller shall promptly (and in any event within two days after written request by the Buyer) reimburse the Buyer and its Affiliates for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, outside accountants, investment banking firms, experts and consultants to the Buyer and its Affiliates) incurred by them or on their behalf, commencing in November 1993, in connection with the transactions contemplated hereby, including without limitation, all costs and expenses of or relating to (i) the preparation and negotiation of this Agreement, the Voting Agreement and Proxy, the Seller Indemnification Agreement, the Buyer Indemnification Agreement and the Ruling Request, (ii) the printing and filing of the Registration Statement and exhibits thereto, each prospectus included therein and any amendment or supplement to the Registration Statement or any such prospectus, including, without limitation, any filing fees payable to the Commission or any applicable blue sky authorities, (iii) the preparation and delivery of stock certificates representing the Purchase Consideration, (iv) the distribution, shipping and mailing to the Seller's shareholders of any prospectus, including any supplement thereto, included in the Registration Statement,
     (v) the listing of the shares representing the Purchase Consideration on the New York Stock Exchange, (vi) any registration or qualification of the shares representing the Purchase Consideration with applicable blue sky authorities, including the fees and disbursements of blue sky counsel in connection therewith and the preparation and printing of any blue sky memoranda and (vii) compliance with the H-S-R Act, including the payment of any filing fees. Except as provided in the preceding sentence, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

               8.10 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including (i) using reasonable best efforts to obtain the favorable Private Letter Ruling contemplated by Sections
     9.2.3 and 9.3.3 below and all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts and instruments; (ii) using reasonable best efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iii) effecting all necessary registrations and filings, including, but not limited to, filings under the H-S-R Act and submissions of information requested by governmental authorities and (iv) suspending any tax-free distribution of shares of any Subsidiary if necessary to satisfy the conditions set forth in Sections 9.2.3 and 9.3.3 below. For purposes of the foregoing sentence, the obligations of the Seller and the Buyer to use "reasonable best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not, by way of example, include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties. Nothing herein shall require the Seller to effect the Disposition other than on terms its Board of Directors finds acceptable.

               8.11  Access to Information; Confidentiality.

                     8.11.1  Prior to the Closing Date, the Buyer
     shall be entitled, through its officers, employees and agents, complete access at all reasonable times to the offices and facilities of the Seller and its Subsidiaries and to their officers, employees, agents, properties, books, records and contracts, and the Seller shall furnish the Buyer and its representatives all financial, operating and other data and information as the Buyer, through its representatives, may reasonably request. In addition, the Seller shall deliver to the Buyer a copy of any report, opinion, recommendation, assessment, summary, compilation or other document relating to the liabilities of the Seller and its Subsidiaries and prepared for or on behalf of or addressed to the Seller, the Seller's Board of Directors or any committee thereof. At the Buyer's request, the Seller shall cause the party preparing any such document to provide a letter permitting the Buyer to rely thereon as though it were addressed to the Buyer. Subject to the requirements of law or judicial process, the Buyer shall hold in confidence, and shall use its best efforts to cause its representatives to hold in confidence, all nonpublic information concerning the Seller until such time as such information is otherwise publicly available, and, if this Agreement is terminated, the Buyer will, and will use its best efforts to cause its representatives to, deliver to the Seller all documents, work papers and other material (including copies) obtained by the Buyer, or on its behalf, from the Seller as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

                     8.11.2 Prior to the Closing Date, the Seller shall be entitled to participate in a due diligence meeting with one or more members of the senior management of the Buyer, such member or members to be reasonably designated by the Buyer, to the extent that such meeting shall be reasonably necessary to fulfill the due diligence obligations of the Seller under the federal securities laws in connection with the Proxy Statement. Subject to the requirements of law or judicial process, the Seller shall hold in confidence all nonpublic information concerning the Buyer until such time as such information is otherwise publicly available.

                     8.11.3  No investigation pursuant to this Section
     8.11 shall affect any representations, warranties, covenants or agreements of the Seller or the Buyer under this Agreement.

               8.12 Public Announcements. The Seller and the Buyer will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby (other than the Disposition) and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law. Each of the Seller and the Buyer shall expeditiously review any such press release or other document in connection with any such consultation.

               8.13 Notification of Certain Matters. The Seller shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of the representations or warranties of the Seller or the Buyer, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any material failure of the Seller or the Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that no such notifications shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

               8.14 Brokers. Any broker, finder or other fee or commission in connection with the Transactions or the other transactions contemplated hereby based upon arrangements made by or on behalf of either of the parties hereto will be paid, except as set forth in Section 8.9 above, by the party making such arrangements or on whose behalf such arrangements were made.
     Each party hereto will indemnify and hold the other party harmless from any claims, liabilities, costs and expenses incurred by such other party as a result of broker, finder or other fees or commissions which were incurred by, or as result of any action or involvement of, the indemnifying party in connection with the Transactions or the other transactions contemplated hereby.

               8.15 Bulk Sales. The Seller shall indemnify and hold harmless the Buyer and its Affiliates against any Losses relating to, arising out of or in connection with any liability under any Bulk Sales Act or similar law arising from the Seller's consummation of the Disposition or any other transactions contemplated hereby.

               8.16 Fiduciary Duty. Notwithstanding anything to the contrary herein, neither the Seller nor the Buyer (or their respective boards of directors) shall be prohibited from (i) making any disclosure to its own shareholders that, in the judgment of the disclosing party's board of directors, in accordance with the advice of counsel, is required under applicable law or (ii) taking any action which the board of directors of the Seller or the Buyer, as the case may be, determines in good faith on the basis of advice of counsel is necessary in order for such board of directors to comply with its fiduciary obligations under applicable law; provided, that, prior to making any such disclosure or taking any such action, the party making such disclosure or taking such action shall notify the other party in writing and afford the other party a reasonable opportunity for consultation as to such proposed disclosure or action; provided, further, (x) that the Buyer shall not exercise any rights under clause (ii) above unless the Buyer shall determine in good faith to enter into a transaction not solicited or initiated by the Buyer that its Board of Directors determines, based upon advice of counsel, the Buyer is required to enter into in accordance with the Board's fiduciary obligations and that would be restricted or prohibited under the terms of the Ruling Request (other than the transaction described in Section 8.10(iv)) and (y) that the Seller shall not exercise any rights under clause (ii) above unless the Seller shall determine in good faith to enter into a transaction not solicited or initiated by the Seller that its Board of Directors determines, based upon advice of counsel, the Seller is required to enter into in accordance with the Board's fiduciary obligations.

               9.    Conditions.

               9.1 Conditions to the Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

                     9.1.1   The Transactions and the other
     transactions contemplated hereby shall have been approved by the shareholders of the Seller by the vote (if any) required by the BCL.
                     9.1.2 Any waiting period (and any extension thereof) applicable to the consummation of the Acquisition under the H-S-R Act shall have expired or been terminated.

                     9.1.3 No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Body nor any statute, rule, regulation or executive order promulgated or enacted by a Governmental Body shall be in effect which would
     (i) make the acquisition by the Buyer of the Petrie Block Shares illegal or (ii) otherwise prevent the consummation of the Acquisition and the transactions contemplated hereby.

                     9.1.4   The Registration Statement shall be
     effective under the Securities Act and no "stop order" shall have been issued with respect to the Registration Statement and no proceeding for such purpose shall have been commenced.

                     9.1.5   The Petrie Stock Transfer and the
     Disposition shall have been completed in a manner permitted by the Ruling Request and the Private Letter Ruling, as the same shall be amended or supplemented from time to time.

                     9.1.6 The Buyer Common Stock constituting the Purchase Consideration shall have been approved for listing by the New York Stock Exchange, subject to official notice of issuance.

                     9.1.7   Any licenses, permits, consents,
     approvals, waivers, authorizations, qualifications and orders of domestic governmental authorities and parties to contracts and leases with the Seller and its Subsidiaries as are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained.

               9.2 Additional Conditions to the Obligations of the Seller. The obligation of the Seller to effect the Acquisition is also subject to each of the following conditions:

                     9.2.1 The Buyer shall in all material respects have performed each obligation to be performed by it hereunder on or prior to the Closing Date.

                     9.2.2 The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

                     9.2.3   The Seller shall have received a
     favorable private letter ruling (the "Private Letter Ruling"), in form and substance reasonably satisfactory to the Seller, from the IRS, to the effect that the consummation of the Petrie Stock Transfer, the Acquisition and the Dissolution will not give rise to the recognition of taxable income or gain to the Seller, any of its Subsidiaries or the Buyer for Federal income tax purposes and no gain or loss will be recognized by shareholders of the Seller by reason of receipt of Buyer Common Stock in exchange for their Seller Common Stock.

                     9.2.4 The Seller shall have received the legal opinion of Schulte Roth & Zabel, counsel to the Buyer, to the effect set forth in Exhibit C.

               9.3 Additional Conditions to the Obligations of the Buyer. The obligation of the Buyer to effect the Acquisition is also subject to each of the following conditions:

                     9.3.1 The Seller shall in all material respects have performed each obligation to be performed by it hereunder on or prior to the Closing Date.

                     9.3.2 The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

                     9.3.3 The Buyer shall have received a favorable Private Letter Ruling, in form and substance satisfactory to the Buyer in good faith, from the IRS, to the effect that the consummation of the Petrie Stock Transfer, the Acquisition and the Dissolution will not give rise to the recognition of taxable income or gain to the Seller, any of its Subsidiaries or the Buyer for Federal income tax purposes and no gain or loss will be recognized by shareholders of the Seller by reason of receipt of Buyer Common Stock in exchange for their Seller Common Stock.

                     9.3.4 Prior to the Closing Date, the Seller shall have taken all steps necessary to consummate the Dissolution other than the filing of the Certificate of Dissolution of the Seller with the Department of State of the State of New York, each in a form and by a method acceptable to the Buyer.

                     9.3.5 Prior to the Closing Date, the Seller shall have paid or satisfied all of its liabilities and indebtedness or the Seller's Board of Directors shall have made adequate provision therefor in the escrow and trust required by
     Section 8.2 above in an amount, and with terms and conditions, reasonably satisfactory to the Buyer, in relation to the Designated Amount.

                     9.3.6   The Buyer shall not have reasonably
     determined, after taking into account any applicable terms and provisions of the escrow and trust required by Section 8.2 above, that the consummation of the Transactions and the other transactions contemplated hereby (i) could result in liability to the Buyer or (ii) could result in the Buyer receiving less than the Designated Amount, as set forth in this Agreement.

                     9.3.7 No Action shall have been commenced and be pending by any Person against the Seller or the Buyer or any of their Affiliates, associates, officers or directors, which is reasonably likely to be material to the Buyer, in relation to the Designated Amount.

                     9.3.8 The holders of no more than 9.5% of the shares of Seller Common Stock outstanding on the Closing Date shall have perfected dissenter's rights with respect to any of the Transactions.

                     9.3.9 The Buyer shall have received the legal opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to the Seller, to the effect set forth in Exhibit D.

               10.   Termination, Amendment and Waiver.

               10.1 Termination. This Agreement may be terminated and the Acquisition and the transactions contemplated hereby may be abandoned, by written notice promptly given to the other party hereto, at any time prior to the Closing Date, whether prior to or after approval by the shareholders of the Seller:

                     10.1.1 By mutual written consent of the Boards of Directors of the Seller and the Buyer;

                     10.1.2 By either the Seller or the Buyer, if a Governmental Body shall have issued an order, decree or ruling or promulgated or enacted any statute, rule, regulation or executive order, in each case, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that any such order, decree or ruling shall have become final and nonappealable;

                     10.1.3 By either the Seller or the Buyer, if the Closing shall not have occurred on or before the Termination Date, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform in all material respects each of its obligations under this Agreement required to be performed by it prior to the Closing Date;

                     10.1.4 By either the Seller or the Buyer, if at the Shareholders Meeting the Transactions and any other transactions contemplated hereby that are required to be approved by the shareholders of the Seller shall fail to be approved by such shareholders by the vote required by the BCL;

                     10.1.5 By either the Seller or the Buyer, if the Private Letter Ruling issued by the IRS does not satisfy the conditions set forth in Sections 9.2.3 and 9.3.3 above, respectively;

                     10.1.6 By the Buyer, if the Buyer shall have reasonably determined, after taking into account any applicable terms and provisions of the escrow and trust required by Section
     8.2 above, that consummation of the Transactions and the other transactions contemplated hereby (i) could result in liability to the Buyer or (ii) could result in the Buyer receiving less than the Designated Amount, as set forth in this Agreement;

                     10.1.7  By the Buyer, if the Seller shall have
     (i) withdrawn, modified or amended in any respect its approval or recommendation of the Acquisition or the transactions contemplated hereby (other than any particular form of Disposition), (ii) failed to include in the Proxy Statement such recommendation (including the recommendation that the shareholders of the Seller vote in favor of the Acquisition and the transactions contemplated hereby (other than any particular form of Disposition), (iii) taken any public position inconsistent with such recommendation or (iv) if the Board of Directors of the Seller shall have resolved to do any of the foregoing;

                     10.1.8  By the Seller, if the Buyer fails to
     perform in all material respects its obligations under this Agreement; provided, however, that the Buyer shall have ten days from the date it receives notice of such failure to cure any failure to perform any such obligations;

                     10.1.9  By the Buyer, if the Seller fails to
     perform in all material respects its obligations under this Agreement; provided, however, that the Seller shall have ten days from the date it receives notice of such failure to cure any failure to perform any such obligations; or

                         10.1.10 By the Seller, if the Board of Directors of the Seller shall reasonably determine and notify the Buyer in writing that the contingent liabilities of the Seller and its Subsidiaries have not been reduced below $200,000,000.

               10.2 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Acquisition as provided in Section 10.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of the Seller or the Buyer, except as set forth in this Section, Section
     8.9 above, the last sentences of Sections 8.11.1 and 8.11.2 above and Section 8.11.3 above and except to the extent that such termination results from the willful breach of a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

               10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

               10.4 Waiver. At any time prior to the Closing Date, whether before or after the Shareholders Meeting, any party hereto, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

               11.   General Provisions.

               11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, telecopier or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                     (a)  if to the Seller:

                          Petrie Stores Corporation
                          70 Enterprise Avenue
                          Secaucus, New Jersey  07094
                          Attention:  Peter A. Left
                                      Chief Operating Officer
                          Facsimile:  (201) 866-2355

                          with a copy to:

                          Skadden, Arps, Slate, Meagher & Flom
                          919 Third Avenue
                          New York, New York 10022
                          Attention:  Richard T. Prins, Esq.
                          Facsimile:  (212) 735-2000

                     (b)  if to the Buyer:

                          Toys "R" Us, Inc.
                          395 W. Passaic Street
                          Rochelle Park, New Jersey  07662
                          Attention:  Louis Lipschitz
                                      Chief Financial Officer
                          Facsimile:  (201) 845-0973

                          with a copy to:

                          Schulte Roth & Zabel
                          900 Third Avenue
                          New York, New York  10022
                          Attention:  Andre Weiss, Esq.
                          Facsimile:  (212) 593-5955

               11.2 Representations and Warranties; Etc. The respective representations and warranties (other than Sections
     6.10 and 7.5 above) of the Seller and the Buyer contained herein shall expire with, and be terminated and extinguished upon, consummation of the Acquisition and the transactions contemplated hereby, and thereafter neither the Seller nor the Buyer nor any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 11.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Acquisition and the transactions contemplated hereby.

               11.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

               11.4 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

               11.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

               11.6 Miscellaneous. This Agreement and the Voting Agreement and Proxy (i) constitute the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, between or among the parties thereto with respect to the subject matter hereof or thereof; (ii) may not be assigned by either the Seller or the Buyer without the consent of the other party; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York applicable to agreements made and to be performed entirely within such State. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

               IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

                                        TOYS "R" US, INC.

                                        By:/s/ Louis Lipschitz

                                           Name:  Louis Lipschitz
                                           Title:  Senior VP-Finance
                                                   and CFO

                                        PETRIE STORES CORPORATION

                                        By:/s/ Allan Laufgraben
                                            Name:  Allan Laufgraben
                                            Title:  CEO-President


                           ACQUISITION AGREEMENT

                                  between

                             TOYS "R" US, INC.

                                    and

                         PETRIE STORES CORPORATION



                        Dated:  As of April 20, 1994



                             TABLE OF CONTENTS

                                                                Page

     1.   Certain Definitions  . . . . . . . . . . . . . . .     3

     2.   Sale of Assets . . . . . . . . . . . . . . . . . .     8

     3.   Purchase Consideration . . . . . . . . . . . . . .     9

     4.   No Assumption of Liabilities; Indemnification  . .    10

     5.   Closing  . . . . . . . . . . . . . . . . . . . . .    11

     6.   Representations and Warranties of the Seller . . .    12

          6.1    Organization  . . . . . . . . . . . . . . .    12
          6.2    Authority Relative to the Agreements  . . .    12
          6.3    Board Recommendation  . . . . . . . . . . .    14
          6.4    Title to Petrie Block Shares  . . . . . . .    15
          6.5    Commission Filings; Financial Statements  .    15
          6.6    No Undisclosed Liabilities  . . . . . . . .    17
          6.7    Litigation  . . . . . . . . . . . . . . . .    18
          6.8    Regulatory and Environmental Compliance   .    18
          6.9    Brokers . . . . . . . . . . . . . . . . . .    22
          6.10   Ruling Request  . . . . . . . . . . . . . .    22
          6.11   Disclosure  . . . . . . . . . . . . . . . .    22

     7.   Representations and Warranties of the Buyer  . . .    22

          7.1    Organization  . . . . . . . . . . . . . . .    22
          7.2    Authority Relative to this Agreement  . . .    23
          7.3    Buyer Common Stock  . . . . . . . . . . . .    24
          7.4    Brokers . . . . . . . . . . . . . . . . . .    25
          7.5    Ruling Request. . . . . . . . . . . . . . .    25

     8.   Covenants and Agreements . . . . . . . . . . . . .    25

          8.1    Conduct of Business . . . . . . . . . . . .    25
          8.2    The Petrie Stock Transfer;
                   the Disposition; the Dissolution  . . . .    26
          8.3    Call of Convertible Debentures  . . . . . .    29
          8.4    Ruling Request  . . . . . . . . . . . . . .    29
          8.5    Agreement Not to Sell Petrie Block Shares .    29
          8.6    Proxy Statement; Other Seller Filings . . .    31
          8.7    Meeting of Shareholders . . . . . . . . . .    33
          8.8    Registration Statement; Other
                   Buyer Filings . . . . . . . . . . . . . .    34
          8.9    Fees and Expenses . . . . . . . . . . . . .    35
          8.10   Additional Agreements . . . . . . . . . . .    37
          8.11   Access to Information; Confidentiality  . .    38
          8.12   Public Announcements  . . . . . . . . . . .    40
          8.13   Notification of Certain Matters . . . . . .    40
          8.14   Brokers . . . . . . . . . . . . . . . . . .    41
          8.15   Bulk Sales  . . . . . . . . . . . . . . . .    41
          8.16   Fiduciary Duty  . . . . . . . . . . . . . .    41

     9.   Conditions . . . . . . . . . . . . . . . . . . . .    43

          9.1    Conditions to the Obligations of Each Party
                   to Effect the Acquisition . . . . . . . .    43
          9.2    Additional Conditions to the Obligations
                   of the Seller . . . . . . . . . . . . . .    44
          9.3    Additional Conditions to the Obligations
                   of the Buyer  . . . . . . . . . . . . . .    45

     10.  Termination, Amendment and Waiver  . . . . . . . .    47

          10.1   Termination . . . . . . . . . . . . . . . .    47
          10.2   Effect of Termination . . . . . . . . . . .    50
          10.3   Amendment . . . . . . . . . . . . . . . . .    50
          10.4   Waiver  . . . . . . . . . . . . . . . . . .    50

     11.  General Provisions . . . . . . . . . . . . . . . .    51

          11.1   Notices . . . . . . . . . . . . . . . . . .    51
          11.2   Representations and Warranties; Etc.  . . .    51
          11.3   Validity  . . . . . . . . . . . . . . . . .    52
          11.4   Descriptive Headings  . . . . . . . . . . .    52
          11.5   Parties in Interest . . . . . . . . . . . .    52
          11.6   Miscellaneous . . . . . . . . . . . . . . .    52

     Exhibits

          A      Form of Seller Indemnification Agreement
          B      Form of Buyer Indemnification Agreement
          C      Form of Opinion of Buyer's Counsel
          D      Form of Opinion of Seller's Counsel

     Disclosure Schedule

          1      Named Party
          6.2.2  Conflicts
          6.2.3  Compliance
          6.6    Liabilities
          6.7    Litigation
          6.8    Environmental Matters